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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                THE PANTRY, INC.

          The Pantry, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify:

          FIRST:    The name of the corporation is The Pantry, Inc.  The Pantry,
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Inc. was originally incorporated under the name "Montrose Pantry Acquisition
Corporation" and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 13, 1987.

          SECOND:   Pursuant to the General Corporation Law of the State of
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Delaware, the Certificate of Incorporation of the Corporation, is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of the corporation is THE PANTRY, INC. (the "Corporation").

                                   ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

          (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, par value $0.01 per share ("Common Stock"), and five million (5,000,000) shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock").
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          (b) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (viii) Any other relative rights, preferences and limitations of that series.

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                                   ARTICLE V

          Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise; provided, however, that the affirmative vote of 66% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws.

                                  ARTICLE VII

          A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                  ARTICLE VIII

          (a) Except (i) as otherwise provided for in this Amended and Restated Certificate of Incorporation and (ii) for any provisions of any shares of any series of Preferred Stock which may be issued from time to time by the Corporation, following the first time following the effectiveness of this Amended and Restated Certificate of Incorporation at which there exists no person or entity that is the owner of more than 25% of the outstanding voting stock of the Corporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

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          (b)  Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the President, and may not be called by any other person or persons.

                                   ARTICLE IX

          The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), and the restrictions contained in Section 203 shall not apply to the Corporation until such time, if ever, as both of the following conditions exist: (a)
     Section 203 by its terms would, but for the provisions of this paragraph, apply to the Corporation; and (b) there exists no person that is the owner of more than 25% of the outstanding voting stock of the Corporation. Once the Corporation shall become governed by Section 203 pursuant to the preceding sentence the Corporation shall be governed by Section 203 for so long as Section 203 by its terms shall apply to the Corporation, regardless of whether any person shall thereafter become the owner of more than 25% of the outstanding voting stock of the Corporation. For purposes of this paragraph, the terms "person," "owners" and "voting stock" shall have the meanings ascribed to them in Section 203, as Section 203 may be amended from time to time.

                                   ARTICLE X

          The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that the affirmative vote of 66% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of ARTICLES VI, VII, VIII, IX, AND X.

          THIRD:    The Board adopted resolutions proposing and declaring
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advisable the foregoing amendment and restatement of the Corporation's
Certificate of Incorporation, and such amendment and restatement of the corporation's Certificate of Incorporation was approved by written consent of a majority of the stockholders of the Corporation, and notice was provided to the corporation's stockholders, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President and Secretary of the Corporation this _____ day of May 1999.

                         THE PANTRY, INC.,
                         a Delaware corporation

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                              Peter J. Sodini, President

Attest:

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William T. Flyg
Secretary

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